AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2006
                                                     REGISTRATION NO. 333-130705


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                               INFOCROSSING, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

                                   13-3252333
                     (I.R.S. Employer Identification Number)

                            2 CHRISTIE HEIGHTS STREET
                                LEONIA, NJ 07605
                                 (201) 840-4700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            NICHOLAS J. LETIZIA, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               INFOCROSSING, INC.
                            2 CHRISTIE HEIGHTS STREET
                                LEONIA, NJ 07605
                                 (201) 840-4700
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:

                              BARBARA BECKER, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                                 200 PARK AVENUE
                               NEW YORK, NY 10166
                                 (212) 351-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


 TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM                                   AMOUNT OF
    SECURITIES TO BE          AMOUNT TO BE       AGGREGATE PRICE PER UNIT      PROPOSED MAXIMUM     REGISTRATION FEE
       REGISTERED              REGISTERED                   (1)               OFFERING PRICE (1)           (2)
Common Stock, $0.01 par value    562,838                  $10.02                $5,639,636.76            $297.67


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), promulgated under the Securities Act, based on the average of the high and low prices for our common stock as reported on The Nasdaq National Market for February 13, 2006.



(2) The Registrant paid a registration fee of $305.77 on December 27, 2005 based on a proposed maximum aggregate offering price, computed solely for purposes of calculating the registration fee, of $2,857,692.26. This Amendment No. 1 increases the number of shares registered hereunder from 346,597 to 562,838 and increases the proposed maximum aggregate offering price, computed solely for purposes of calculating the registration fee, to $5,639,636.76. The difference between the December 27, 2005 proposed maximum aggregate offering price and the proposed maximum aggregate offering price computed for purposes of this Amendment No. 1 is $2,781,944.50, which is the amount on which an additional registration fee must be paid. Therefore, an additional registration fee in the amount of $297.67 is due.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2006


                                   PROSPECTUS

                               INFOCROSSING, INC.



                         562,838 SHARES OF COMMON STOCK

This prospectus relates to shares of our common stock that may be offered and sold at various times by Level 3 Financing, Inc. and Soft Link Solutions, Inc., which we also refer to as the selling stockholders.

All of the proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. We will not receive any of the proceeds from any sale by the selling stockholders of the shares of common stock covered by this prospectus.

The selling stockholders may offer the common stock through one or more of the methods described under the caption "Plan of Distribution" in this prospectus. We will pay all expenses of this offering, other than commissions and discounts of broker-dealers and market makers.


Our common stock trades on The Nasdaq National Market under the ticker symbol "IFOX."

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS             , 2006.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.....................................................i
PROSPECTUS SUMMARY........................................................1
USE OF PROCEEDS...........................................................2
FORWARD-LOOKING STATEMENTS................................................2
RISK FACTORS..............................................................3
BUSINESS.................................................................11
DESCRIPTION OF COMMON STOCK .............................................13
SELLING STOCKHOLDERS.....................................................15
PLAN OF DISTRIBUTION.....................................................17
LEGAL MATTERS............................................................18
EXPERTS..................................................................18
WHERE YOU CAN FIND MORE INFORMATION......................................19
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................19


                              ABOUT THIS PROSPECTUS


This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, the selling stockholders may sell 562,838 shares of our common stock. We will not receive any proceeds from any sale of shares of our common stock by the selling stockholders. This prospectus provides you with a general description of the shares of our common stock that the selling stockholders may offer. You should read both this prospectus and the additional information described under the heading "Where You Can Find More Information."

Unless we have indicated otherwise, references in this prospectus to the "Company," "Infocrossing," "we," "us" and "our" or similar terms are to Infocrossing, Inc., a Delaware company, and its consolidated subsidiaries.


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. OUR SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information incorporated by reference, especially the risks of investing in our common stock discussed under "Risk Factors."

                                  INFOCROSSING

OUR                 We are a provider of selective IT outsourcing
BUSINESS            services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage our robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to us.

OUR ADDRESS:        Our principal executive offices are located at 2 Christie
                    Heights Street, Leonia, New Jersey 07605, telephone (201) 840-4700.

                                  THE OFFERING


COMMON STOCK        All of the shares offered by this prospectus are being sold
OFFERED:            by the selling stockholders or their pledgees, donees,
                    transferees or other successors in interest.


USE OF PROCEEDS:    We will not receive any proceeds from the sale of shares in this offering.

                                 USE OF PROCEEDS

All of the net proceeds from the sale of the securities by this prospectus will be received by the selling stockholder. We will not receive any of the proceeds from any sale by the selling stockholder of the securities covered by this prospectus.

                           FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and are intended to be covered by the safe harbor created by that section. The forward-looking statements include certain statements pertaining to our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations are forward-looking statements. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.


Such statements reflect our current views and the views of our management with respect to future events and are subject to certain risks, uncertainties and assumptions. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of our products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; our dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc., and (i)Structure, LLC; and other risks. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.


Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                  RISK FACTORS

You should carefully consider the following risk factors and warnings before making an investment decision. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such case, you may lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes incorporated by reference in this prospectus.

This prospectus and the documents incorporated by reference herein, also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                          RISKS RELATED TO OUR BUSINESS


LOSS OF MAJOR CLIENTS COULD REDUCE OUR REVENUES AND CAUSE ADDITIONAL LOSSES FOR OUR BUSINESS.


Our customers include commercial enterprises, institutions, and government agencies. From time to time, some of our customers have accounted for more than 10% of our consolidated revenue. For the nine months ended September 30, 2005, one customer, the Missouri Department of Social Services, accounted for more than 10% of our consolidated revenue. For the years ended December 31, 2004, 2003 and 2002, one client, ADT Security Services, Inc., accounted for more than 10% of our consolidated revenue. Also, for the year ended December 31, 2002, another client, Alicomp, a division of Alicare, Inc., accounted for more than 10% of our consolidated revenue.

Our success depends substantially upon the retention of our major customers as clients. Generally, we may lose a client as a result of a contract expiration, merger or acquisition, business failure, or the selection of another provider of information technology services. We cannot be sure that we will be able to retain long-term relationships or secure renewals on favorable terms with our customers.

OUR CONTRACTS CONTAIN TERMINATION PROVISIONS AND PRICING RISKS THAT COULD CAUSE US TO LOSE OUR IT OUTSOURCING CONTRACTS OR LOSE MONEY ON OUR REMAINING IT OUTSOURCING CONTRACTS.

Many of our IT outsourcing contracts with clients permit termination upon ninety days notice and payment of an early termination fee. The ability of our clients to terminate contracts creates an uncertain revenue stream. If clients are not satisfied with our level of performance, pricing or other attributes, our reputation in the IT outsourcing industry may suffer, which may also materially and adversely affect our business, financial condition and results of operations.

Some of our contracts contain pricing provisions that require the payment of a set fee by the client for our services regardless of the costs we incur in performing these services and/or provide for penalties in the event we fail to achieve certain contract standards. These pricing provisions, particularly in the case of long-term outsourcing agreements, require us to make estimates and assumptions at the time we enter into the contracts that could differ from actual results. These estimates may not necessarily reflect the actual costs to provide the contracted services. Any increased or unexpected costs or unanticipated delays in the performance of these engagements, including delays caused by factors out of our control, could cause us to lose money on these fixed price contracts and the losses could be material.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS IN THE IT OUTSOURCING INDUSTRY WHICH COULD CAUSE US TO LOSE EXISTING CUSTOMERS OR PREVENT US FROM OBTAINING NEW CUSTOMERS.

We operate in a highly competitive market. Our current and potential competitors include other independent computer service companies and divisions of diversified enterprises, as well as the internal IT departments of existing and potential customers. Among the most significant of our competitors are IBM Corporation; Electronic Data Systems Corporation; Affiliated Computer Services, Inc.; Computer Sciences Corp.; and SunGard Data Systems, Inc.

In general, the IT outsourcing services industry is fragmented, with numerous companies offering services in limited geographic areas, vertical markets, or product categories. Many of our larger competitors have substantially greater financial and other resources than we do. We compete on the basis of a number of factors, including price, quality of service, technological innovation, breadth of services offered and responsiveness. Our contracts do not establish us as the exclusive provider of IT outsourcing services to each customer. Accordingly, our customers may select one of our competitors to provide services beyond the scope of our existing agreement or decide not to outsource certain portions of their IT operations with us.

We cannot be sure that we will be able to compete successfully against our competitors in the future. If we fail to compete successfully against our current or future competitors with respect to these or other factors, our business, financial condition, and results of operations will be materially and adversely affected.

CHANGES IN TECHNOLOGY IN THE IT OUTSOURCING INDUSTRY COULD CAUSE OUR BUSINESS TO LOSE MONEY OR COULD REQUIRE US TO INVEST ADDITIONAL CAPITAL IN NEW TECHNOLOGY.

The markets for our services change rapidly because of technological innovation, new product and service introductions, and changes in customer requirements, among other factors. New products and services and new technology often render existing information services or technology infrastructure obsolete, costly, or otherwise unmarketable. For example, the introduction of new software applications for a particular computer platform will make other computer platforms less attractive to companies desiring to use the new applications. As a result, our success depends on our ability to timely innovate and integrate new technologies into our service offerings. We cannot be sure that we will be successful at adopting and integrating new technologies into our service offerings in a timely manner.

Advances in technology also require us to expend substantial resources to acquire and utilize new technologies in our business. We must continue to commit resources to train our personnel in the use of these new technologies. We must also continue to train personnel to maintain the compatibility of existing hardware and software systems with these new technologies. We cannot be sure that we will be able to continue to commit the resources necessary to update our technology infrastructure at the rate demanded by our markets.

OUR SYSTEMS AND PROCESSES ARE NOT PROTECTED BY PATENTS OR BY REGISTERED COPYRIGHTS, TRADEMARKS, TRADE NAMES OR SERVICE MARKS AND AS A RESULT, OUR COMPETITORS MAY BE ABLE TO USE OUR SYSTEMS AND PROCESSES TO COMPETE AGAINST US AND HURT OUR BUSINESS.

We believe that because of the rapid pace of technological change in the computer industry, copyright and other forms of intellectual property protection are of less significance than factors such as the knowledge and experience of management and other personnel, and our ability to develop, enhance, market, and acquire new systems and services. As a result, our systems and processes are not protected by patents or by registered copyrights, trademarks, trade names, or service marks. To protect our proprietary services and software from illegal reproduction, we rely on certain mechanical techniques in addition to trade secret laws, restrictions in certain of our customer agreements with respect to use of our services and disclosure to third parties, and internal non-disclosure safeguards, including confidentiality restrictions with certain employees. Despite these efforts, it may be possible for our competitors or clients to copy aspects of our trade secrets. This could have a material adverse effect on our business, financial condition, and results of operations.

INTELLECTUAL PROPERTY LITIGATION COULD CAUSE US TO LOSE MONEY AND LOWER OUR STANDING IN THE IT OUTSOURCING INDUSTRY.

In recent years, there has been significant litigation in the United States involving patent and other intellectual property rights. We are not currently involved in any material intellectual property litigation. We may, however, be a party to intellectual property litigation in the future to protect our trade secrets or know-how.

Our suppliers, customers, and competitors may have patents and other proprietary rights that cover technology employed by us. Such persons may also seek patents in the future. Due to the confidential nature of United States patent applications, we are not aware of all patents or other intellectual property rights of which our services may pose a risk of infringement. Others asserting rights against us could force us to defend ourselves against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation, and intellectual property litigation could force us to do one or more of the following:

     o cease selling or using services that incorporate the challenged technology;

     o    redesign those services that incorporate the challenged technology;
          and

     o obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which may require us to pay royalties, which could be substantial.

In addition, we generally agree in our contracts to indemnify our clients for any expenses or liabilities they may incur resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client.

Furthermore, any ongoing intellectual property litigation could cause us to lose customers and harm our reputation within the IT outsourcing industry.

FAILURE TO PROPERLY MANAGE GROWTH COULD CAUSE OUR BUSINESS TO LOSE MONEY.

We have expanded our operations rapidly in recent years. We intend to expand our operations in the foreseeable future to pursue existing and potential market opportunities. This growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems and controls on a timely basis. If we fail to implement these systems and controls, our business, financial condition, and results of operations will be materially and adversely affected.

ACQUISITIONS WE MAKE MAY NOT PROVIDE EXPECTED BENEFITS AND COULD POSSIBLY RESULT IN A LOSS OF MONEY AND RESOURCES.


We recently purchased (i)Structure, LLC ("(i)Structure") with the expectation that the acquisition will result in various benefits, including, among others, a strengthened position in the IT outsourcing market, additional capabilities in distributed systems and networking services, and sales and market synergies. Achieving the anticipated benefits of the acquisition is subject to a number of uncertainties, including whether we integrate (i)Structure in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could materially impact our business, financial condition and operating results.

We intend to consider selective acquisition opportunities going forward such as our recent acquisitions of (i)Structure, Verizon Information Technologies, Inc. (now known as Infocrossing Healthcare Services, Inc.) and ITO Acquisition Corporation d/b/a Systems Management Specialists (now known as Infocrossing West, Inc.).

Therefore, we may acquire businesses or technologies in the future that we believe are a strategic fit with our business. These acquisitions may result in unforeseen operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of our business. In addition, the integration of businesses or technologies may prove to be more difficult than expected, and we may be unsuccessful in maintaining and developing relations with the employees, customers and business partners of acquisition targets. Since we will not be able to accurately predict these difficulties and expenditures, it is possible that these costs may outweigh the value we realize from the acquisitions. Future acquisitions could also result in issuances of equity securities that would reduce our stockholders' ownership interest, the incurrence of debt, contingent liabilities, deferred stock based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.


LOSS OF KEY PERSONNEL COULD CAUSE OUR BUSINESS TO LOSE MONEY OR CAUSE US TO INVEST CAPITAL TO REPLACE SUCH PERSONNEL.

Our success depends largely on the skills, experience, and performance of some key members of our management, including our Chairman and Chief Executive Officer, Zach Lonstein. The loss of any key members of our management may materially and adversely affect our business, financial condition, and results of operations. In addition, loss of key members of management could require us to invest capital to search for a suitable replacement. Such a search could serve as a distraction to the remaining members of management preventing them from focusing on the ongoing development of our business, which, in turn, could cause us to lose money.

OUR BUSINESS DEPENDS ON OUR ABILITY TO RECRUIT, TRAIN, AND RETAIN SKILLED PERSONNEL TO PERFORM IT OUTSOURCING SERVICES; OUR FAILURE TO DO SO COULD INCREASE OUR COSTS AND LIMIT OUR GROWTH.

We must continue to grow by hiring and training technically skilled people in order to perform services under our existing contracts and new contracts that we will enter into. The people capable of filling these positions are in great demand and recruiting and training qualified personnel require substantial resources. Our business also experiences significant turnover of technically skilled people. If we fail to attract, train, and retain sufficient numbers of these technically skilled people, our business, financial condition, and results of operations will be materially and adversely affected.

WE MAY HAVE DIFFICULTY ACHIEVING AND SUSTAINING PROFITABILITY AND MAY EXPERIENCE ADDITIONAL LOSSES IN THE FUTURE.

From the fourth quarter of 1999 through the third quarter of 2003, we incurred significant net losses. As of September 30, 2005, we had an accumulated deficit of approximately $53.4 million, although we had positive net worth of approximately $104.6 million. For the quarter ended September 30, 2005, we had net income of $113,000. There is no assurance that we will generate positive net income in the future.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS THAT ARE ACCEPTABLE TO US, WHICH COULD LIMIT OUR GROWTH.

We may need to raise additional capital to develop or enhance our technologies, to fund expansion, or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity securities or securities convertible into or exercisable for equity securities, the percentage ownership of our other stockholders would be reduced. Additionally, these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on terms acceptable to us, our ability to develop and enhance our services, fund expansion, and otherwise take advantage of unanticipated opportunities would be significantly limited.

OUR INDEBTEDNESS COULD LIMIT OUR AVAILABLE CASH FLOW, HARM OUR CREDIT RATING AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR OUTSTANDING INDEBTEDNESS


We have a significant amount of indebtedness. At September 30, 2005, after giving effect to the $55 million term loan and $15 million revolving loan incurred in connection with the acquisition of (i)Structure and the repayment on October 22, 2005 of $24.4 million of existing debt, we had total indebtedness of $146.8 million consisting of a $55.0 million of senior secured term loan, a $15 million senior secured revolving loan (collectively "senior secured loans"), convertible notes with a book value of $65.1 million and a face value of $72.0 million, and $11.8 million of capital leases.


The convertible notes mature on July 15, 2024 and bear interest at a rate of 4%, payable semi-annually in arrears each January 15th and July 15th. They are convertible, subject to certain conditions, at the option of the holder prior to maturity, into shares of our common stock at a specified conversion price, subject to certain adjustments. The conversion price must be adjusted to reflect stock dividends, stock splits, issuances of rights to purchase shares of common stock and other events. Upon conversion, we will have the right to deliver to the holders, at our option, cash, shares of our common stock, or a combination thereof. At the current conversion price, the $72 million of convertible notes are convertible into 5,673,759 common shares.

We have a call option, pursuant to which we may redeem the convertible notes, in part or in whole, for cash at any time on or after July 15, 2007 at a price equal to 100% of the principal amount of the convertible notes, plus accrued interest plus a "premium" if the redemption is prior to July 15, 2009, provided, however, the convertible notes are only redeemable prior to July 15, 2009 if the market price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period. The "premium" referred to in the preceding sentence shall be in an amount equal to $173.83 per $1,000 principal amount of convertible notes, less the amount of any interest actually paid on such convertible notes prior to the redemption date.

The holders of the convertible notes may require that we purchase for cash all or a portion of the convertible notes on July 15, 2009, 2014, and 2019 at a repurchase price equal to 100% of the principal amount of the convertible notes plus any accrued interest. There are no financial covenants, other than a limitation on incurring additional indebtedness, as defined in the indenture. We are not restricted from paying dividends, or issuing other securities, or repurchasing other securities issued by us under the terms of the indenture.


The senior secured loans mature in April 2009, and all remaining balances will be repaid at that time. The senior secured loans bear interest based on either the Eurodollar rate or the base rate plus a margin that will vary depending on our consolidated senior secured leverage ratio. Default interest may also be payable in certain circumstances. All computations of interest based on the base rate when the base rate is determined by Bank of America's prime rate will be made on the basis of a year of 365 or 366 days. All other computations of interest will be made on the basis of a 360-day year. The senior secured loans and guarantees are our and our subsidiaries' senior secured obligations, secured by a first-priority interest on substantially all of our assets and the assets of our subsidiaries, including the capital stock of our subsidiaries.

Beginning on September 30, 2006, we are required to make amortization payments at the end of each quarter. The amounts of the required amortization payments are $2,500,000 from September 30, 2006 to June 30, 2007, $3,750,000 from
September 30, 2007 through June 30, 2008 and $5,000,000 on September 30, 2008 and December 31, 2008. Within five business days after financial statements for a fiscal year are delivered, we must make principal payments equal to 50% of excess cash flow for such fiscal year.

We are also required to prepay the senior secured loans with:

     o 100% of net proceeds from dispositions of assets if such dispositions are not permitted by our credit agreement;

     o 50% of net proceeds from certain issuances of equity interests; o 100% of net proceeds from issuances of debt if such issuances are not permitted by our credit agreement; and

     o    100% of certain net insurance proceeds.


The loan documents provide for customary negative covenants, including limitations with respect to:


     o    incurring indebtedness;

     o    incurring liens;

     o    fundamental changes;

     o    sales of assets;

     o amendments to organizational notes documents and convertible notes documents;

     o dividends and other restricted payments, except, among other things, a $500,000 basket for repurchase of stock from present or former officers and employees upon death, disability or termination of employment;

     o capital expenditures each fiscal year in excess of $10.0 million per fiscal year;

     o    investments, loans and advances; and

     o    transactions with affiliates;

     o    sales and leasebacks;

     o    changes in fiscal year, and

     o    lines of business.


The senior secured loan agreement provides for customary financial covenants, including:


     o    a maximum consolidated leverage ratio;

     o    a maximum consolidated senior secured leverage ratio;

     o    minimum consolidated EBITDA; and

     o    a minimum fixed charge coverage ratio.

Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness. This could severely constrain our available cash flow and would require us to consider all of our financial and other alternatives including possible replacement financing, a negotiated workout or seeking protection from our creditors under chapter 11 of the U.S. bankruptcy code.

Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to our outstanding indebtedness;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt; and

     o    limit our ability to borrow additional funds.

VARIABILITY OF QUARTERLY OPERATING RESULTS.


We expect our revenues and operating results to vary from quarter to quarter. These variations are likely to be caused by many factors that are, to some extent, outside our control, including the addition or loss of customers and the time in the quarter that an addition or loss occurs; variability of fees and expenses with respect to contractual arrangements when our fees are not fixed; and an increase in depreciation or amortization because of the acquisition of new equipment or software licenses and one time non-recurring and unusual charges whether incurred in the ordinary course of business or not. Accordingly, we believe that quarter-to-quarter comparisons of operating results for preceding quarters are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.


                 RISKS RELATED TO INVESTMENT IN OUR COMMON STOCK

OUR STOCK PRICE IS VOLATILE AND COULD DECLINE.

The price of our common stock has been, and is likely to continue to be, volatile. For example, our stock price in the first quarter of 2005 was as high as $19.30 per share and as low as $6.66 per share in the fourth quarter of 2005. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

     o    quarterly variations in our operating results;

     o announcements we make regarding significant contracts, acquisitions, strategic partnerships, or joint ventures;

     o    additions or departures of key personnel;

     o changes in market valuations of information technology service companies;

     o    changes in financial estimates by securities analysts; and

     o    sales of our common stock.

In addition, the stock market in general, and companies whose stock is listed on The Nasdaq National Market, have experienced extreme price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK FOR SALE COULD CAUSE ITS MARKET PRICE TO DECLINE.


As of February 9, 2006, there were 20,763,304 shares of our common stock outstanding. If our stockholders sell substantial amounts of our common stock in the public market or the perception exists that such sales could occur, including shares issued upon exercise of outstanding common stock purchase warrants, the market price of our common stock could fall.

As of February 9, 2006, Zach Lonstein, our Chairman and Chief Executive Officer, beneficially owned 2,752,296 shares of our common stock, including shares from options vesting over the succeeding sixty days. Substantially all of those shares are available for sale in the public market pursuant to Rule 144 under the Securities Act, subject to certain volume, manner of sale and other restrictions. Zach Lonstein may require us to register his shares for resale, under certain conditions, pursuant to a resale registration rights agreement that we entered into with him.


CONVERSION OF OUR OUTSTANDING CONVERTIBLE NOTES WILL DILUTE THE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS AND FUTURE ISSUANCES OF OUR SECURITIES COULD DILUTE YOUR OWNERSHIP.


We have $72,000,000 outstanding of 4.0% Convertible Senior Notes due July 15, 2024, which we refer to as the convertible notes. These notes are convertible, subject to certain conditions, at the option of the holder prior to maturity, into shares of our common stock at a specified conversion price, subject to certain adjustments. At the current conversion price, the $72,000,000 of convertible notes are convertible into 5,673,759 common shares.


The conversion of some or all of the outstanding convertible notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Additionally, we may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced, and the new equity securities may have rights prior to those of our common stock. We cannot predict the effect, if any, that future sales of our common stock or notes, or the availability of shares of our common stock for future sale, will have on the market price of our common stock or notes. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the notes), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

WE HAVE NOT PAID CASH DIVIDENDS ON OUR COMMON STOCK AND DO NOT EXPECT TO DO SO.

We have never declared or paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS AND PREVENT STOCKHOLDERS FROM OBTAINING A PREMIUM FOR THEIR SHARES.

Some provisions of our certificate of incorporation and bylaws, and Delaware law could delay, prevent, or make more difficult a merger, tender offer, or proxy contest involving us. Among other things:

     o under our certificate of incorporation, our board of directors may issue up to 3,000,000 shares of our preferred stock and may determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of these shares of preferred stock;

     o under our certificate of incorporation, our board of directors has three classes of directors, with each director serving for a term of three years;

     o under our certificate of incorporation, our stockholders may remove our directors at any time, but only for cause; and

     o Delaware law limits transactions between us and persons that acquire significant amounts of our stock without approval of our board of directors.


                                    BUSINESS

GENERAL

We are a provider of information technology ("IT") and business process outsourcing services to enterprise clients. We deliver a full suite of managed and outsourced solutions that enable clients to leverage our infrastructure and process expertise to improve their efficiency and reduce their operating costs. During our twenty-year history, we have developed significant expertise in managing complex computing environments, beginning with traditional data center outsourcing services and evolving to a comprehensive set of managed solutions. We support a variety of clients and assure the optimal performance, security, reliability, and scalability of our clients' mainframes, distributed servers, and networks, irrespective of where the systems' components are located. Strategic acquisitions have contributed significantly to our historical growth and acquisitions remain an integral component of our long-term growth strategy.

We offer IT outsourcing services across a range of IT functions, bundled into a customized, long-term contractual arrangements that provide for predictable and recurring monthly revenue. Our IT outsourcing agreements center on data center operations (including mainframes, AS/400 or mid-range computing, and NT/UNIX platforms) and extend to the infrastructure that facilitates the transmission of information across a client's enterprise. Our services are organized into six "solution" areas:

     o MAINFRAME OUTSOURCING: We combine the scalability and reliability of mainframe systems with the management of hardware, systems software, and communications.

     o AS/400 AND ISERIES MANAGEMENT: We provide specialized support and outsourcing resources for midrange systems.

     o OPEN SYSTEMS MANAGEMENT: We provide on-site hosting and remote management of customers' hardware and software running on Unix and Windows servers for both Internet based and other applications. With our IFOXcenter management tools, we can remotely manage systems located at our customers' own data centers or at a third-party location.

     o BUSINESS PROCESS OUTSOURCING: Clients contract with us to perform business processes that are not core to their business. These functions commonly include services such as payroll, accounts receivable management, payment processing, logistics, data entry and customer care services.

     o BUSINESS CONTINUITY: Our business continuity solutions help keep systems and business operations functioning in the face of disaster. We offer 24 X 7, high-availability services including disaster-planning assistance.

     o CONSULTING SERVICES: We provide review and implementation services for enterprise IT infrastructures to reduce costs and improve services. From design through implementation and on-going support, we bring expertise in network architecture, infrastructure integration, automation process control, operating systems, database administration, and system stress testing.

OUR STRATEGY

By leveraging our IT data center infrastructure, skilled operations team, and management tools across multiple clients, we believe that we achieve economies of scale that improve clients' operations and dramatically reduce their IT costs. We seek to gain additional operating efficiencies by using standardized processes, sharing operational resources across multiple computing platforms, and investing in administration tools that enable the efficient management of clients' systems regardless of where they are located. Sharing technology and staff across our broad client base reduces operating costs, streamlines service delivery and presents us with attractive margin opportunities.

SERVICE DELIVERY

We have five fully constructed data centers that meet the stringent environmental and security requirements of enterprise clients. They feature currently state-of-the-art physical components and have high standards for security and reliability. Our data centers have fully redundant power supply systems, redundant ingress and egress Internet access across multiple providers, N+1 fire suppression systems, and 24-hour security services.

Our operations team is a highly skilled, process driven organization that is trained across multiple computing platforms and operating systems.

We have developed a proprietary suite of management tools that enables us to monitor and manage clients' IP networking systems and components from a centralized network operations center, regardless of whether the systems are located in our data centers, at the clients' site, or at a third-party facility. This enables us to expand services and grow our data-center infrastructure without having to replicate the network operations center at each site.

VALUE PROPOSITION

We believe that the recent growth of the IT outsourcing market has been driven by a slowdown in capital spending on existing IT infrastructure, increasing complexity of information technology systems, escalating requirements for speed, volume and distribution of data, and the desire of enterprises to focus on their core competencies.

We believe that our flexibility, responsiveness and range of services, from basic data room outsourcing to business process outsourcing, permit customers to realize these benefits without incurring significant investment or organizational change. We believe that these benefits include the following:

     o Reduced Costs: We seek to deliver a lower cost solution to our customers by leveraging our infrastructure, personnel, processes, and tools across multiple clients to gain economies of scale.


     o Improved Service Delivery: We believe that our customers enjoy improvement in service delivery because of our sole focus on delivering selective IT services and our highly trained and experience technical resources.


     o Refocused Resources: By turning over non-core activities to us, we believe our clients can concentrate on activities central to their value proposition and increase their competitive position.

     o Access to Technology: We believe outsourcing with us enables our clients to benefit from new technologies and best practices without the costs and risks associated with implementing these solutions in-house.

     o Increased Flexibility: We believe that our services enable our clients to respond rapidly to changing markets, mergers and acquisitions, and major organizational changes by providing a flexible, multi-platform infrastructure that can rapidly scale or transition.

MARKETING AND SALES

Our marketing efforts currently target a broad range of large and medium-size enterprises through our internal sales force as well as a limited number of channel partners. While we have developed industry specific services in several industries including financial services, publishing, manufacturing, consumer products, and health care, we believe our technical capabilities and service excellence extends across all industries.

RECENT DEVELOPMENTS


ACQUISITION OF (i)STRUCTURE, LLC

On November 30, 2005, we completed our acquisition of (i)Structure, LLC pursuant to the terms of the Purchase Agreement, dated as of October 24, 2005, with Level 3 Financing, Inc., a Delaware corporation. Pursuant to the Purchase Agreement, we acquired 100 percent of the membership interests of (i)Structure. The purchase price of the acquisition consisted of cash in the amount of $82.3 million and the 346,597 shares of our common stock. We funded the cash portion of the purchase price through a combination of the net proceeds of $67.0 million from its new $70 million, debt facility which matures April 14, 2009, the net proceeds from the sale/leaseback of certain real estate assets purchased from
(i)Structure of $11.4 million, and the remainder with available cash.



                           DESCRIPTION OF COMMON STOCK

GENERAL

As of February 9, 2006, we were authorized to issue:


     o 50,000,000 shares of common stock, $0.01 par value, of which 20,763,304 shares were outstanding; and


     o 3,000,000 shares of preferred stock, $0.01 par value, none of which were outstanding.

The following description of the material terms of our common stock is based on the applicable provisions of Delaware law and our Restated Certificate of Incorporation, as amended, which we refer to as the Certificate of Incorporation. For more information as to how you can obtain a current copy of our Certificate of Incorporation, see "Where You Can Find More Information."


Holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our board of directors out of funds legally available therefor. Pursuant to our Certificate of Incorporation, holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The shares of common stock being offered by this prospectus are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock, which we may issue in the future. No shares of preferred stock are presently outstanding and, as of the date of this prospectus, we do not have any present plan to issue any shares of preferred stock.


DELAWARE ANTI-TAKEOVER LAW

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

     o prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include the following:

     o any merger or consolidation involving the corporation and the interested stockholder;

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder or the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

                              SELLING STOCKHOLDERS

We are registering 562,838 shares of our common stock for resale by the selling stockholders. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

The following table sets forth certain information of the selling stockholders, as of February 13, 2006, with respect to the number of shares of our common stock that the selling stockholders reported to us as being beneficially owned by it, the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus and the number of shares of our common stock to be held by the selling stockholders assuming the sale of all of the shares by it. Percentage ownership is based on 20,763,304 shares of common stock outstanding, which excludes treasury shares, as of February 13, 2006. The selling stockholders may sell all, some or none of the common stock being offered.

                                                                                          SHARES BENEFICIALLY OWNED
   NAME OF SELLING STOCKHOLDER       SHARES BENEFICIALLY OWNED     SHARES OFFERED BY     SUBSEQUENT TO THE OFFERING
                                     PRIOR TO THE OFFERING (1)      THIS PROSPECTUS                (1) (2)
                                       SHARES         PERCENT                               SHARES         PERCENT
Level 3 Financing, Inc. (3)            346,597          1.7%            346,597                0              0%
Soft Link Solutions, Inc. (4)          216,241 (5)      1.0%            216,241                0 (5)          0%


(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants which are currently exercisable are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity. To our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as noted otherwise.
(2)  Assumes the sale of all shares offered hereby.


(3) Level 3 Financing is a direct wholly owned subsidiary of Level 3 Communications, Inc., a public reporting company whose shares are quoted on The Nasdaq National Market under the ticker symbol "LVLT".
(4) Sandler Capital Partners IV, L.P., Sandler Capital Partners IV FTE, L.P., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P., Sandler Capital Partners V Germany, L.P. and Sandler Technology Partners Subsidiary, LLC (collectively, the "Sandler Funds") own a majority of the outstanding common stock of Soft Link and may be deemed to beneficially own the shares of the Company that are owned of record by Soft Link. Sandler Investment Partners, L.P. is the general partner of each of the above partnerships and the manager of Sandler Technology Partners Subsidiary, LLC. Sandler Capital Management is the general partner of Sandler Investment Partners, L.P. Michael Marocco is a Senior Managing Director of Sandler Capital Management. Sandler Investment Partners, L.P., Sandler Capital Management and Michael Marocco may each be deemed to beneficially own the shares of the Company that are owned of record by Soft Link.
(5) Does not include 341,251 shares, held by Mr. Zach Lonstein, that are subject to options held by Sandler Capital Management.


MATERIAL TRANSACTIONS WITH SELLING STOCKHOLDERS

(i)STRUCTURE ACQUISITION

On October 24, 2005, the Company and Level 3 Financing, Inc, a subsidiary of Level 3 Communications, Inc., entered into a purchase agreement pursuant to which we agreed to acquire IT outsourcing company (i)Structure, LLC from Level 3 Financing for $82.5 million, including up to $2.5 million in shares of our common stock (the final number of shares being determined based on the average closing price of our stock for all trading days during the ten trading day period ending on the date immediately prior to the closing date of the transaction).

The purchase price was subject to customary working capital and certain other adjustments, including an increase of up to $10 million in cash to reimburse the seller for capital expenditures and certain other costs related to providing services for new customers that were pending installation. The total consideration paid to the seller was determined by arm's-length negotiations between the Company and Level 3 Financing. We and Level 3 Financing made customary representations, warranties and covenants in the purchase agreement.

The acquisition of (i)Structure was completed on November 30, 2005. We paid a total of $82.3 million in cash plus 346,597 shares of our stock. Pursuant to the terms of the purchase agreement, we agreed to register these 346,597 shares for resale by Level 3 Financing.

SOFT LINK ACQUISITION

On December 16, 2005, Infocrossing, our subsidiary ETG, Inc., and Soft Link Solutions, Inc., entered into an asset purchase agreement pursuant to which ETG purchased substantially all of the assets of Soft Link for $4.1 million less the amount of estimated net current liabilities, of which 50% of the resulting total would be paid in cash and the remaining 50% would be issued in Infocrossing stock, valued based on the ten day trading average ending two business days prior to closing. The total consideration paid to the seller was determined by arm's-length negotiations between the Company and Soft Link. We and Soft Link made customary representations, warranties and covenants in the purchase agreement.

The purchase of the assets of Soft Link Solutions was completed on January 5, 2006. The final purchase price, after giving effect to the adjustment described above, was $1,786,367 in cash and 216,241 shares of Infocrossing stock. Ten percent of the purchase price (both cash and stock) is being held as a reserve against breaches of representations, warranties and covenants. Pursuant to the terms of the asset purchase agreement, we agreed to register the shares issued to Soft Link for resale by Soft Link.

TRANSACTIONS WITH SANDLER CAPITAL MANAGEMENT

In May 2000, we raised $60 million through a private placement of 157,377 shares of redeemable convertible preferred stock (the "Series A Preferred Stock") and warrants to purchase approximately 2.7 million shares of our common stock. In connection therewith, we issued and sold to Sandler Capital Management and several of its affiliated entities, ("Sandler") 71,606.5 shares of Series A Preferred Stock, which were initially convertible into 716,065 shares of our common stock, together with 1,152,026.3 warrants to purchase an aggregate of 1,152,026.3 shares of our common stock at an exercise price of $0.01. Sandler also entered into an option agreement, dated as of May 10, 2000 with Zach Lonstein, Chairman of the Board and Chief Executive Officer of the Company, pursuant to which Mr. Lonstein granted Sandler an irrevocable option to purchase up to 341,250 shares of Infocrossing common stock held by him at a purchase price of $25.00 per share. In connection with the private placement we entered into a registration rights agreement, dated as of May 10, 2000, with Sandler which granted to Sandler certain registration rights, including the right to request on two occasions that we, at our expense, register pursuant to the Securities Act of 1933, Sandler's shares of Series A Preferred Stock, warrants and any shares of common stock that would be received upon conversion of any Series A Preferred Stock, exercise of any warrants, or purchase pursuant to the option agreement with Zach Lonstein. We and certain of our stockholders also entered into a stockholder agreement with Sandler, dated as of May 10, 2000, which provided that our Board of Directors would be increased from 7 to 9 directors, two of which would be designated by Sandler.

On October 21, 2003, we exchanged all outstanding Series A Preferred Stock and warrants issued in the May 2000 private placement for $55 million in cash and $25 million in new senior secured term loans. Sandler received approximately $11,375,000 representing their pro rata portion of the term loans, under a term loan agreement, dated as of October 21, 2003. In connection with the October 2003 recapitalization, the registration rights agreement between us and Sandler was amended so that it only applies to any shares issued pursuant to the option agreement with Mr. Lonstein. Simultaneously with the recapitalization, the parties also entered into an agreement terminating the stockholders agreement and the two directors designated by Sandler resigned as directors. On February 13, 2004, a new lender purchased from Sandler all the senior secured term loans received by them in the October 2003 recapitalization.

                              PLAN OF DISTRIBUTION



Each selling stockholder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:


     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;


     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction or in crosses, in which the same broker acts as an agent on both sides of the trade;


     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

     o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;


     o the writing of options, whether the options are listed on an options exchange or otherwise;


     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.


Each selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by any selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under applicable provisions of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus,
(vi) the specific plan of distribution for such shares of common stock, and
(vii) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.


Additionally, a selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver shares to close out such short positions. Short sales involve the sale of a greater number of securities than they are required to purchase in an offering.

A selling stockholder may enter into sale, forward sale and derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. If so, the third party may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle such third party sales or to close out any related open borrowings of stock. The third parties may deliver this prospectus in connection with any such transactions. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Each selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Each selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.


The selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.


We are required to pay all fees and expenses incident to the registration of the shares. we have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.



                                  LEGAL MATTERS

The validity of the securities being registered hereby has been passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

                                     EXPERTS

The consolidated financial statements of Infocrossing, Inc. and subsidiaries incorporated by reference in Infocrossing, Inc. and subsidiaries' Annual Report (Form 10-K) for the year ended December 31, 2004, including schedule appearing therein, and Infocrossing, Inc. and subsidiaries management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of (i)Structure as of December 31, 2004, 2003 and 2002, and the related statements of operations, cash flows and changes in member's equity for each of the years in the three-year period ended December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information, including the registration statement of which this prospectus is a part, filed electronically with the SEC, are available at the SEC's website at http://www.sec.gov.

The information in this prospectus may not contain all the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, and the Registration Statement of which this prospectus is a part, including the exhibits thereto, before making an investment decision.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this prospectus, we have incorporated by reference certain information we have filed, or will file, with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 16, 2005;

     (b) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005, and September 30, 2005;

     (c)  Our Proxy Statement filed on May 2, 2005;


     (d) To the extent filed, our Current Reports on Form 8-K originally filed on January 5, 2005, January 13, 2005, January 27, 2005, May 23, 2005,
          August 9, 2005, October 25, 2005, December 2, 2005, January 4, 2006,
          January 6, 2006, January 20, 2006 and February 13, 2006; and


     (e) The description of capital stock contained in Form 8-A filed on November 18, 1992 and the related description of capital stock contained in the registration statement on form 10-SB filed on October 28, 1992.

In addition, all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the sale of all of the common stock covered hereby or the termination of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless the exhibits are specifically incorporated by reference in the documents. Please direct requests to:

                              Corporate Secretary:
                               Infocrossing, Inc.
                            2 Christie Heights Street
                                Leonia, NJ 07605
                                 (201) 840-4700.


You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

                               INFOCROSSING, INC.

                                  Common Stock

                                   PROSPECTUS


                                                , 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses payable by us in connection with the offering of the securities registered hereunder other than discounts and commissions. We will pay all of the costs identified below. Except for the SEC registration fee, all amounts are estimates.



Securities and Exchange Commission registration fee                   $297.67
Legal fees and expenses                                             25,000.00
Accounting fees and expenses                                        17,000.00
Miscellaneous                                                          102.33
                                                                  -------------
             Total                                                  42,400.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "Delaware General Corporation Law") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

Article 9 of our Certificate of Incorporation, as amended, provides that "the directors shall have the authority to provide in the by-laws for the indemnification of directors and officers to the fullest extent permitted by law."


Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.


Article 8, Section 1 of our By-Laws provides:


"The Corporation shall indemnify any present or former officer or director of the Corporation or the personal representatives thereof, to the fullest extent permitted by the General Corporation Law."


We maintain insurance covering itself and its officers and directors against certain liabilities incurred in their capacities as such.


ITEM 16. EXHIBITS.

This Registration Statement includes the following exhibits:

                                                                                INCORPORATION BY REFERENCE
                                                                       (WHERE A REPORT OR REGISTRATION STATEMENT IS
                                                                          INDICATED BELOW, THAT DOCUMENT HAS BEEN
                                                                           PREVIOUSLY FILED WITH THE SEC AND THE
EXHIBIT NUMBER                                                             APPLICABLE EXHIBIT IS INCORPORATED BY
                                    DESCRIPTION                                     REFERENCE THERETO)
     2.1           Purchase Agreement, dated October 24, 2005,        Exhibit 10 to our Form 8-K filed on October
                   by and among Infocrossing, Inc. and Level 3        25, 2005.
                   Financing, Inc.

     5.1           Opinion of Gibson Dunn & Crutcher, LLP with        FILED HEREWITH.
                   respect to the legality of the securities
                   being registered hereunder.

     23.1          Consent of Ernst & Young LLP.                      FILED HEREWITH.


     23.2          Consent of KPMG LLP.                               FILED HEREWITH.

     23.3          Consent of Gibson Dunn & Crutcher, LLP             INCLUDED IN EXHIBIT 5.1 ABOVE

     24.1          Power of Attorney                                  PREVIOUSLY FILED


ITEM 17. UNDERTAKINGS.


(1) The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i), (a)(1)(ii) and
     (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
     (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
     (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

          (iii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3) The undersigned registrant hereby undertakes that for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leonia, State of New Jersey, on February 16, 2006.


                                      INFOCROSSING, INC.

                                       By:   /s/ William J. McHale
                                             --------------------------------
                                             William J. McHale
                                             Senior Vice President of Finance
                                             and Chief Financial Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




              *                  Chairman of the Board of
----------------------------     Directors and
Zach Lonstein                    Chief Executive Officer      February 16, 2006

                                 Chief Financial Officer
              *                  and Senior Vice President of
----------------------------     Finance (Principal Financial
William J. McHale                Officer and Principal
                                 Accounting Officer)          February 16, 2006

              *
----------------------------     Director                     February 16, 2006
Peter J. DaPuzzo

              *
----------------------------     Director                     February 16, 2006
Jeremiah M. Healy

              *
----------------------------     Director                     February 16, 2006
Kathleen A. Perone

              *
----------------------------     Director                     February 16, 2006
Robert B. Wallach

              *
----------------------------     Director                     February 16, 2006
Howard L. Waltman



 *  /s/ WILLIAM J. McHALE
-------------------------
WILLIAM J. MCHALE
ATTORNEY-IN-FACT
FOR EACH OF THE PERSONS INDICATED

                                                                                INCORPORATION BY REFERENCE
                                                                       (WHERE A REPORT OR REGISTRATION STATEMENT IS
                                                                          INDICATED BELOW, THAT DOCUMENT HAS BEEN
                                                                           PREVIOUSLY FILED WITH THE SEC AND THE
EXHIBIT NUMBER                                                             APPLICABLE EXHIBIT IS INCORPORATED BY
                                    DESCRIPTION                                     REFERENCE THERETO)
     5.1           Opinion of Gibson Dunn & Crutcher, LLP with        FILED HEREWITH.
                   respect to the legality of the securities
                   being registered hereunder.

     23.1          Consent of Ernst & Young LLP.                      FILED HEREWITH.

     23.2          Consent of KPMG LLP.                               FILED HEREWITH.

     23.3          Consent of Gibson Dunn & Crutcher, LLP             INCLUDED IN EXHIBIT 5.1 ABOVE